Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:          That by resolution of the Board of Directors of New PW Holdco, Inc. (the “Board of Directors”) setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, the Board of Directors declared said amendment to be advisable and authorized, approved and adopted said amendment. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that ARTICLE I of the Amended and Restated Certificate of Incorporation be deleted in its entirety and the following new ARTICLE I be substituted in lieu thereof:

“The name of this corporation is Primo Water Corporation (the “Corporation”).”

SECOND:      That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:          This Certificate of Amendment shall become effective at 11:59 p.m. Eastern Time on May 18, 2017.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of May 2017.

NEW PW HOLDCO, INC. By: /s/ Billy D. Prim Name: Billy D. Prim Title: Chief Executive Officer